The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Translation)

Internet Disclosure of the Notice of Convocation of the

46th Annual General Meeting of Shareholders

1. Matters Concerning Stock Acquisition Rights

2. System to Ensure the Appropriateness of Business Operations and the Operating Status of Such System

3. Basic Policy Regarding the Control of the Company

4. Consolidated Statement of Changes in Equity

5. Non-consolidated Statement of Changes in Equity

6. Notes to Consolidated Financial Statements

7. Notes to Non-consolidated Financial Statements

The above matters are disclosed to shareholders by way of posting on the Company’s website (https://www.pickles.co.jp/) in accordance with provisions of the relevant laws and regulations, and Article 15 of the Company’s Articles of Incorporation.

PICKLES CORPORATION

1. Matters Concerning Stock Acquisition Rights

(1)	Status of stock acquisition rights granted as consideration for performance of duties and owned by the Company officers as of the end of this fiscal year

Name (Date of issuance resolution)	Class and number of underlying shares	Issue price per share	Exercise price per share	Exercise period of stock acquisition rights	Ownership of the Company officers
1st Stock Acquisition Rights in 2015 (June 23, 2015)	18,400 shares of common shares	JPY 513	JPY 1	From July 18, 2015 to July 17, 2045	Directors	4 persons
46 rights
2nd Stock Acquisition Rights in 2016 (June 28, 2016)	23,800 shares of common shares	JPY 612	JPY 1	From July 23, 2016 to July 22, 2046	Directors	4 persons
61 rights
3rd Stock Acquisition Rights in 2017 (June 27, 2017)	28,400 shares of common shares	JPY 711	JPY 1	From July 22, 2017 to July 21, 2047	Directors	4 persons
82 rights
4th Stock Acquisition Rights in 2018 (June 26, 2018)	31,400 shares of common shares	JPY 939	JPY 1	From July 20, 2018 to July 19, 2048	Directors	4 persons
96 rights
5th Stock Acquisition Rights in 2019 (June 25, 2019)	43,000 shares of common shares	JPY 932.5	JPY 1	From July 19, 2019 to July 18, 2049	Directors	4 persons
130 rights
6th Stock Acquisition Rights in 2020 (June 30, 2020)	43,000 shares of common shares	JPY 1,189	JPY 1	From July 23, 2020 to July 22, 2050	Directors	5 persons
192 rights
7th Stock Acquisition Rights in 2021 (June 29, 2021)	64,200 shares of common shares	JPY 1,585.5	JPY 1	From July 22, 2021 to July 21, 2051	Directors	5 persons
321 rights

(Notes)1.	Class and number of underlying shares are the total numbers as of the time of allotment to the Company directors.
2.	Outside directors are not included in the Directors described in the above table since they do not own any stock acquisition rights of the Company.
3.	The terms and conditions of exercise are as follows:

(1)     Stock acquisition right holders may exercise their stock acquisition rights only during 10 days from the day immediately following the date on which they lose their position as the Company director during the above exercise period.

(2)     If any stock acquisition right holder dies, the heir may exercise the stock acquisition rights.

4.	“Class and number of underlying shares” and “Issue price per share” are adjusted as a result of the stock split (2 for 1 stock split for common shares) conducted as of September 1, 2021.

(2)	Status of stock acquisition rights granted to employees during this fiscal year as consideration for performance of duties

N/A

(3)	Other important matters of Company stock acquisition rights

N/A

2. System to Ensure the Appropriateness of Business Operations and the Operating Status of Such System

(1) System to ensure the appropriateness of business operations

The Company has resolved as follows regarding the system to ensure the appropriateness of business operations:

(i)	System to ensure that the directors and employees of the Company and subsidiaries are performing their duties in compliance with applicable laws and regulations and the Articles of Incorporation

The Company has established the code of conduct serving as guidance and standard for the performance of duties by the directors and employees of the Company Group.

The Compliance Division of the Company will establish internal rules related to compliance, and builds and operates the compliance system of the Company Group.

The Compliance Division of the Company will establish internal rules related to whistle-blowing system, and builds and operates the whistle-blowing system of the Company Group.

(ii)	System for storage and management of information regarding performance of duties by Company directors

The Company will duly store and manage documents and other information regarding the performance of duties by directors in accordance with internal rules.

(iii)	Rules and other systems regarding the management of risk of loss of the Company and subsidiaries

The Company directors are authorized and responsible to build the risk management system of the Company Group.

The Company directors will report the status of build-up and operation of the risk management system of the Company Group to its Board of Directors.

(iv)	System to ensure efficient performance of duties by directors of the Company and subsidiaries

The Company Group will organize and operate internal rules such as regulations on division of duties and regulations on circular memo for approval (ringi) in order to ensure efficient performance of duties by directors of the Company Group.

The Company will hold a meeting of the Board of Directors on a monthly basis to determine important management-related matters and to report the status of performance of allotted duties.

(v)	System to ensure the appropriateness of business operations of the corporate group comprised of the Company and subsidiaries

The Company directors will concurrently serve as officers of subsidiaries as necessary, and will understand and improve the status of business operation of the subsidiaries.

The General Affairs Division of the Company will establish rules regarding management of subsidiaries, and will build and operate the management system of subsidiaries including procedures for subsidiaries to report their business operation status to the Company.

The Accounting and Finance Division of the Company will establish internal rules, and will build and operate the system to maintain fairness of inter-group transactions.

(vi)	Matters regarding employees who assist the Audit & Supervisory Board if such employees are requested to be placed by the Company Audit & Supervisory Board Members

If the Audit & Supervisory Board of the Company requests to place any employee who assists the performance of duties, the Audit & Supervisory Board Secretariat will be appointed.

(vii)	Matters regarding independence of assisting employees from Company directors and matters regarding securement of effectiveness of instructions to assisting employees

In order to ensure the independence of employees of the Audit & Supervisory Board Secretariat from the Company directors, any relevant employee’s appointment, transfer and other personnel issue-related decisions will require consent of the Audit & Supervisory Board.

Employees of the Audit & Supervisory Board Secretariat are subject to supervision and orders of the Company Audit & Supervisory Board Members.

(viii)	System to report to the Company Audit & Supervisory Board Members

The Company directors will report any material matters that significantly affect the Company Group management to the Company Audit & Supervisory Board Members. In addition, the Company directors and employees will provide prompt and due report if required from the Company Audit & Supervisory Board Members.

Treating any person who made the above report disadvantageously by reason of his/her making such report is prohibited.

(ix)	Matters regarding policy on processing of expenses and liabilities accrued for the performance of duties by the Company Audit & Supervisory Board Members

Regarding any advance payment or reimbursement and other processing of expenses that are accrued due to the performance of duties by the Company Audit & Supervisory Board Members, the relevant expenses or liabilities will be promptly processed unless they are deemed unnecessary for the performance of duties by the Company Audit & Supervisory Board Members.

(x)	Other system to ensure effective audit by the Company Audit & Supervisory Board Members

The Audit Office will cooperate with the Audit & Supervisory Board Members for an effective audit by the Company Audit & Supervisory Board Members.

(xi) System to ensure reliability of financial reports

In order to ensure the properness of the financial reports, rules and regulations will be organized, roles and responsibilities of officers and employees will be clearly defined and educated, internal control for financial reports will be established, such system development and operating status will be regularly reviewed, and such system will be maintained and improved.

(xii) System to eliminate anti-social forces

No relationships will be formed with anti-social forces which threaten the order and safety of the civil society, and any unreasonable demands will be firmly handled. The relevant basic attitude will be set forth in the code of conduct. In addition, the Company will closely cooperate with the police, attorney-at-laws and other authorities in order to be fully prepared to eliminate any unreasonable demands by anti-social forces.

(2) Outline of the operating status of the system to ensure the appropriateness of business operations

Outline of the operating status of the system to ensure the appropriateness of business operations during this fiscal year is as follows:

(i) Performance of duties by directors

The directors hold meetings of the Board of Directors and report the trend of performance and resolve matters set forth in the applicable laws and regulations and the Articles of Incorporation.

(ii) Performance of duties by Audit & Supervisory Board Members

The Audit & Supervisory Board Members hold meetings of the Audit & Supervisory Board for resolutions and discussions, participate in meetings of the Board of Directors or other material meetings, and conduct audit in cooperation with the Financial Auditor and the Audit Office.

(iii) Implementation of internal control

The Audit Office conducted the internal audit of the Company and Group companies pursuant to the audit plan, and reported its results to the President and Representative Director and the Audit & Supervisory Board Members.

(iv) Compliance

“Group Code of Conduct of PICKLES CORPORATION” serving as guidance and standards for the performance of duties are established, and is widely informed to employees.

Whistle-blowing system is operated whereas whistle-blowers are protected and illegal conducts are endeavored to be promptly identified.

3. Basic Policy Regarding Control of the Company

N/A

4. Consolidated Statement of Changes in Equity (from March 1, 2021 to February 28, 2022)

(Unit: million yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	763	2,134	11,643	(0)	14,542
Changes during period
Issuance of new shares (exercise of stock acquisition rights)	2	2			5
Dividends of surplus			(224)		(224)
Net profit attributable to shareholders of the parent company			2,128		2,128
Purchase of treasury shares				(0)	(0)
Net changes in items other than shareholders’ equity
Total changes during period	2	2	1,903	(0)	1,909
Balance at end of period	766	2,137	13,547	(0)	16,451

	Accumulated other comprehensive income		Stock acquisition rights	Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income
Balance at the beginning of this period	81	81	104	0	14,728
Changes during period
Issuance of new shares (exercise of stock acquisition rights)					5
Dividends of surplus					(224)
Net profit attributable to shareholders of the parent company					2,128
Purchase of treasury shares					(0)
Net changes in items other than shareholders’ equity	36	36	83	0	119
Total changes during period	36	36	83	0	2,028
Balance at end of period	117	117	188	0	16,757

(Note) Amounts are indicated after the cut-off of amounts less than 1 million yen.

5. Non-consolidated Statement of Changes in Equity (from March 1, 2021 to February 28, 2022)

(Unit: million yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance at beginning of period	763	730	1,298	2,029	176	1,909	7,947	10,033
Changes during period
Issuance of new shares (exercise of stock acquisition rights)	2	2		2
Dividends of surplus							(224)	(224)
Net profit							1,365	1,365
Purchase of treasury shares
Net changes in items other than shareholders’ equity
Total changes during period	2	2	-	2	-	-	1,140	1,140
Balance at end of period	766	733	1,298	2,032	176	1,909	9,088	11,173

	Shareholders’ equity		Valuation and translation adjustments		Stock acquisition rights	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of period	(0)	12,826	38	38	104	12,969
Changes during period
Issuance of new shares (exercise of stock acquisition rights)		5				5
Dividends of surplus		(224)				(224)
Net profit		1,365				1,365
Purchase of treasury shares	(0)	(0)				(0)
Net changes in items other than shareholders’ equity			30	30	83	114
Total changes during period	(0)	1,145	30	30	83	1,260
Balance at end of period	(0)	13,971	69	69	188	14,229

(Note) Amounts are indicated after the cut-off of amounts less than 1 million yen.

6．Notes to Consolidated Financial Statements

1. Notes Regarding Significant Accounting Policies for Preparation of Consolidated Financial Statements

(1) Scope of consolidation

All subsidiaries are consolidated.

Number of consolidated subsidiaries:	17
Name of consolidated subsidiaries:	PICKLES CORPORATION SAPPORO, PICKLES CORPORATION KANSAI, PICKLES CORPORATION NISHINIHON, PIENE CORPORATION, Yawataya Co., Ltd., Toyo Foods Co., Ltd., Obanazawashokuhin Co., Ltd., Food Label Co., Ltd., Food Label Sales Co., Ltd., TOUTO FOODS Co., Ltd., Tegara Shokuhin Co., Ltd., OH Co., Ltd., Sapporo Furesuto Co., Ltd., Saishunkan Co., Ltd., Ukyo CO., Ltd., Kishu Umeya Co., Ltd., Minabe Noen Co., Ltd.

(2) Application of equity method

Equity method is applied to all associates.

Number of associates accounted for using equity method:	3
Name of associates accounted for using equity method:	Daily Kaihatsu Fukushima Co., Ltd., Sekiguchidaily Co., Ltd., PICKLES CORPORATION NAGANO

(3) Fiscal years of consolidated subsidiaries

The fiscal years of consolidated subsidiaries end on the day of the Company’s fiscal year-end.

(4) Matters regarding accounting policies

(i) Basis and method for valuation of important assets

a. Available-for-sale securities

・With market value	Fair value method based on market value as of the day of fiscal year end (with the entire amount of valuation differences inserted directly into net assets, and the cost of sales calculated using the moving average method)
・Without market value	Cost method based on the moving average method

b. Inventories

・Products, finished goods, raw materials and work in process	Cost method based on first in first out method (with book value written down as profitability declines)
・Supplies	Last purchase cost method (book value written down as profitability declines)

(ii) Depreciation method for important depreciable assets

a. Property, plant and equipment (excluding leased assets)

The declining balance method is applied.

However, the straight-line method is applied for buildings (excluding facilities) acquired on or after April 1, 1998, and for facilities attached to buildings and for structures acquired on or after April 1, 2016. The major durable life is as follows:

Buildings and structures: 6-50 years

Machinery, equipment and vehicles: 4-10 years

b. Intangible assets (excluding leased assets)	The straight-line method is applied. The straight-line method based on expected accessible period for internal use (5 years) is applied for software (used by the Company).

c. Leased assets

・Leased assets related to finance lease transactions with the right of ownership transferred

The depreciation method is the same as that applied for owned non-current assets.

・Leased assets related to finance lease transactions with the right of ownership not transferred

The straight-line method is applied using the lease term as durable life and a residual value of zero.

(iii) Recognition criteria for important provisions

a. Allowance for doubtful accounts	To make allowances for the non-payment of receivables, for general receivables the historical default rate is used, and receivables designated as potentially irrecoverable is determined using actual default rates on an individual claim basis, and an allowance is made for the amount deemed irrecoverable.
b. Provision for bonuses	To make provisions for the payment of bonuses to employees, an allowance for this consolidated fiscal year is recorded based on the expected amount of payment.
c. Provision for bonuses for directors (and other officers)	To make provisions for the payment of bonuses to directors (and other officers), an allowance is recorded for the amount appropriate for this consolidated fiscal year based on the expected amount of payment.

(iv) Accounting for retirement benefits	For the calculation of liabilities for retirement benefits and retirement benefit expenses, a simplified method is used whereas required payment for voluntary retirement at end of period related to retirement benefits is treated as retirement benefit liabilities.

(v) Amortization of goodwill	Goodwill and any negative goodwill accrued on or before March 31, 2010 will be equally amortized for a duration of 20 years in accordance with the cause of accrual.

(vi) Other basic policies and important items for the preparation of consolidated financial statements

Accounting treatment for consumption taxes:	National and local consumption taxes are accounted for using the tax exclusion method.

2.   Notes Regarding Changes in Presentation

“Accounting Standards Regarding Disclosure of Accounting Estimates” (Company Accounting Standards No. 31 as of March 31, 2020) are applicable from this consolidated fiscal year, and the notes regarding accounting estimates are included in the consolidated financial statements.

3.   Notes Regarding Accounting Estimates

The accounting estimates are rationally calculated pursuant to information available as of the preparation of the consolidated financial statements. Items for which accounting estimates were included in the consolidated financial statements for this consolidated fiscal year and that may have an impact on the consolidated financial statements for subsequent consolidated fiscal years are as follows:

　(1) Impairment of non-current assets

(i) Carrying amount

Property, plant and equipment	JPY 13,588 million
Impairment losses	-

(ii) Other information to aid in understanding changes in accounting estimates for users of consolidated financial statements

Property, plant and equipment of the Company are mainly comprised of land and food manufacturing facilities (buildings, machinery, equipment and vehicles) of each plant.

The Company is engaged in manufacture and sales of lightly-pickled vegetables, kimchi, side dishes, etc., and each plant is located mainly in accordance with the sales region. The Company aggregates the assets assuming that each plant is the minimum unit of independent cash flow accrual.

The Company determines whether these plants have any possible threat of impairment, and the market price of land which are major assets of the major 4 plants are currently very low.

In order to determine whether there are any impairment losses in this consolidated fiscal year, the Company estimated the future cash flow before discount from the relevant asset group based on the interim management plan approved by the Board of Directors, and compared such total estimate with the book value. Since the total future cash flow before discount exceeded the book value, the Company has determined that recognition of impairment is unnecessary for all these 4 plants.

The interim management plan and the total future cash flow estimate before discount based thereon are performance forecast inclusive of managers’ subjective opinions and assumptions given the Company’s past performance and nature of business and other items. Thus, their execution and implementation require managerial decisions and their feasibility is highly uncertain.

The relevant estimate is subject to future uncertain market trends and other reasons, and impairment loss may incur in the following consolidated financial year.

　(2) Accounting estimates regarding the effects of COVID-19

With regards to the effects of COVID-19, it remains difficult to estimate the future expansion of infection or the timing of its eradication given the continuous unpredictable circumstances.

However, since the Company Group’s businesses and performances during this consolidated fiscal year were not significantly affected by COVID-19, the accounting estimates are presented assuming that the relevant effects are limited in subsequent periods.

4. Notes Regarding Consolidated Balance Sheet

(1) Pledged assets

Buildings and structures	JPY 263 million
Land	JPY 3,177 million
Total	JPY 3,441 million

The above properties are pledged assets for the long-term borrowings amounting to JPY 475 million payable within a year and the long-term borrowings amounting to JPY 379 million.

(2) Accumulated depreciation of property, plant and equipment	JPY 10,232 million

(3) Tax purpose reduction entry due to acceptance of national subsidies deducted from purchase of property, plant and equipment

Machinery, equipment and vehicles	JPY 162 million
Land	JPY 11 million
Total	JPY 174 million

5. Notes Regarding Consolidated Statement of Changes in Equity

(1) Matters regarding total number of issued shares

Class of shares	Number of shares at beginning of consolidated fiscal year	Number of increased shares in consolidated fiscal year	Number of decreased shares in consolidated fiscal year	Number of shares at end of consolidated fiscal year
Common shares	6,427,300 shares	6,431,900 shares	- shares	12,859,200 shares

(Outline of reasons of change)

Increase due to stock split	6,429,600 shares
Increase due to exercise of stock acquisition rights	2,300 shares

(2) Matters regarding number of treasury shares

Class of shares	Number of shares at beginning of consolidated fiscal year	Number of increased shares in consolidated fiscal year	Number of decreased shares in consolidated fiscal year	Number of shares at end of consolidated fiscal year
Common shares	293 shares	477 shares	- shares	770 shares

(Outline of reasons of change)

Increase due to stock split	385 shares
Increase due to purchase of less than one unit share	92 shares

(3) Matters regarding dividend of surplus

(i) Dividend payment amounts

Matters regarding dividends resolved in the 45th Annual General Meeting of Shareholders held on May 28, 2021

・Total dividends	JPY 224 million
・Dividend per share	JPY 35
・Record date	February 28, 2021
・Effective date	May 31, 2021
(ii)	Among dividends with a record date that falls under this consolidated fiscal year, for those with an effective date in the subsequent consolidated fiscal year

The Company will propose as follows in the 46th Annual General Meeting of Shareholders held on May 26, 2022:

・Total dividends	JPY 257 million
・Origin of dividends	Retained earnings
・Dividend per share	JPY 20
・Record date	February 28, 2022
・Effective date	May 27, 2022

(4) Class and number of underlying shares of stock acquisition rights as of the end of this consolidated fiscal year (excluding those for which the exercise period has not arrived yet)

Common shares	185,600 shares

6. Notes Regarding Financial Instruments

(1) Matters regarding the status of financial instruments

The Company Group procures funds through borrowings from banks and other financial institutions, and limits funds management to short-term deposits.

For customer credit risk pertaining to notes and accounts receivable - trade, efforts are made to reduce the risk pursuant to credit management regulations. Also, the investment securities are mostly shares, and the fair values of listed shares are grasped each quarter.

The borrowings are used for operating capital (mostly short-term) and as funds for capital investment (long-term).

(2) Matters regarding the fair values of financial instruments

The carrying amounts, the fair values, and the differences between them as of February 28, 2022 are as follows:

	Carrying amount	Fair value	Difference
Cash and deposits	JPY 6,034 million	JPY 6,034 million	-
Notes and accounts receivable - trade	JPY 4,205 million	JPY 4,205 million	-
Investment securities Available-for-sale securities	JPY 400 million	JPY 400 million	-
Accounts payable - trade	(JPY 2,828 million)	(JPY 2,828 million)	-
Short-term borrowings	(JPY 1,000 million)	(JPY 1,000 million)	-
Long-term borrowings (including long-term borrowings repayable within a year)	(JPY 1,920 million)	(JPY 1,920 million)	(JPY 0 million)

(Notes)1. Items recorded as liabilities are shown in parentheses.

2. Matters regarding calculation method of fair value of financial instruments and securities

(i) Cash and deposits and notes and accounts receivable - trade

Because the fair values approach the book values since they are settled in the short term, they are based on the relevant book values.

(ii) Investment securities

Regarding these fair values, the shares are based on the market value.

(iii) Accounts payable - trade and short-term borrowings

Because the fair values approach the book values since they are settled in the short term, they are based on the relevant book values.

(iv) Long-term borrowings

The fair value of long-term borrowings is calculated by dividing the total amount of the sum of principal and interest with the expected interest rate that applies if a new borrowing under the same terms and conditions is made.

3. Unlisted shares (carrying amount: JPY 155 million) have no market price and future cash flow cannot be estimated and thus, their fair value is extremely difficult to be obtained. Accordingly, they are not included in “Investment securities - available-for-sale securities.”

7. Notes Regarding Per Share Information

(1) Net assets per share	JPY 1,288.57
(2) Net profit per share	JPY 165.59

The Company conducted a 2 for 1 stock split for its common shares on September 1, 2021. Accompanying this stock split, net profit per share is calculated on the assumption that this stock split was conducted at the beginning of this consolidated fiscal year.

8. Notes Regarding Significant Subsequent Events

Transition to a holding company structure through sole-share transfer

The Company resolved at the meeting of its board of directors held as of April 13, 2022 to incorporate “PICKLES HOLDINGS CO., LTD.” (the “Holding Company”) through a sole-share transfer (the “Share Transfer”) on September 1, 2022 (tentative schedule) subject to approval by the annual general meeting of shareholders which is scheduled to be convened on May 26, 2022.

　　1. Objectives of transition to a holding company structure through sole-share transfer

(1)       Background and objectives

The Company, since its incorporation in 1977, has been manufacturing products favored by all consumers, mainly lightly-pickled vegetables and kimchi. We have also added side dish products to our proud line-up of products that have been supported by consumers over long years such as “Kimchi, the good complement to rice.”

In the recent years, in addition to our existing business, we have been developing new businesses such as our EC business to sell health-conscious products that utilize our unique Pne-12 lactic acid bacteria and deeply-pickled vegetables, our restaurant and retail business, and our agriculture business.

In such business environment, the first objective of transition to a holding company structure is to reinforce the strategy and planning function to manage the group, which shall include conducting M&A and developing new business, and thereby optimize the allocation of managerial resources within the Company group. The second objective is, by separating the supervisory function and business execution function, to clarify the roles and responsibilities between the holding company and operating companies, and thereby organize a system that allows each of the operating companies to make quick decisions, adapt to social changes quickly and attempt to reinforce the group’s competitive power.

The Company’s shares will be delisted accompanying the Share Transfer, however, the shares of the Holding Company to be newly incorporated are scheduled to be newly listed on the Tokyo Stock Exchange Prime Market. The listing date is scheduled on September 1, 2022 which is the date of registering the incorporation of the Holding Company (and the effective date of the Share Transfer), however, this date is subject to change depending on the progress in screening by the Tokyo Stock Exchange.

(2)       Procedures for transition to a holding company structure

After incorporation of the Holding Company, the subsidiaries, etc. of the Company are scheduled to be reorganized where they shall become subsidiaries of the Holding Company.

　　2. Summary of incorporation of a holding company through the share transfer

(1)       The schedule for the Share Transfer

Record date for the annual general meeting of shareholders	February 28, 2022
Meeting of board of directors for approval of the share transfer plan	April 13, 2022
Annual general meeting of shareholders for approval of the share transfer plan	May 26, 2022 (tentative date)
Date of delisting of the shares of the Company	August 30, 2022 (tentative date)
Date of registration of incorporation of the Holding Company (effective date of the Share Transfer)	September 1, 2022 (tentative date)
Date of listing of the shares of the Holding Company	September 1, 2022 (tentative date)

The above schedule is subject to change depending on the necessity for changes in the procedures for the Share Transfer or other events.

(2)       Form of share transfer

(i)       Method of the Share Transfer

The Share Transfer shall be effected through sole-share transfer where the Company will become the wholly-owned subsidiary in the share transfer and the Holding Company will become the wholly-owning parent company in the share transfer.

(3)       Details of allotment in the Share Transfer (share transfer ratio)

Company	PICKLES HOLDINGS CO., LTD. (wholly-owning parent company (Holding Company))	PICKLES CORPORATION (wholly-owned subsidiary (Company))
Share transfer ratio	1	1

(i)       Share transfer ratio

Shares of the Holding Company to be incorporated will be allotted and delivered to each shareholder of the Company as of immediately before the Holding Company acquires all of the issued shares of the Company through the Share Transfer (the “Record Time”), at the ratio of one common share of the Holding Company per one common share of the Company held by the shareholder.

(ii)       Number of shares per unit

The Holding Company will adopt the share unit system where one unit shall be comprised of 100 shares.

(iii)       Basis for calculation of the share transfer ratio

The purpose of the Share Transfer is to incorporate one wholly-owning parent company through a sole share transfer by the Company, and the shares of the Holding Company will be allotted only to the Company’s shareholders as of the Record Time. Giving highest priority to avoiding creating disadvantage to the Company’s shareholders, the shares of the Holding Company will be allotted at the ratio of one common share of the Holding Company per one common share of the Company held by the Company’s shareholder since there is no change between the shareholding structure of the Company immediately before the Share Transfer takes effect and the shareholding structure immediately after incorporation of the Holding Company.

(iv)       Results of calculation, calculation method, and calculation basis by a third party calculating institution

For the reason stated in above (iii), calculation of the share transfer ratio by a third party calculating institution was not conducted.

(v)        Number of new shares to be delivered through the Share Transfer (tentative)

Common shares: 12,858,430 shares (tentative)

The above number of shares is calculated based on the total number of issued shares of the Company of 12,859,200 shares as of February 28, 2022. Further, if the Company’s total number of issued shares changes before the Share Transfer takes effect, the number of new shares to be delivered by the Holding Company may change. Also, as the Company intends to cancel its treasury shares held by it or to be newly acquired by it in the future (including the treasury shares to be acquired by purchasing the shares in response to claim for purchase from opposing shareholders, which claim may be exercised upon the Share Transfer pursuant to Article 806, Paragraph 1 of the Companies Act) before the Share Transfer takes effect, to the extent such cancellation is practically possible, 770 shares of treasury shares held by the Company as of February 28,2022 are excluded from the subjects of delivery of new shares in the above calculation.

(4)       Handling of stock acquisition rights and bonds with stock acquisition rights accompanying the share transfer

With respect to the stock acquisition rights issued by the Company, the stock acquisition rights of the Holding Company under terms and conditions equivalent to the Company’s stock acquisition rights will be scheduled to delivered and allotted to the stock acquisition rights holders of the Company in exchange of stock acquisition rights of the Company held by them.

The Company does not issue bonds with stock acquisition rights.

(5)       Handling of new listing of the Holding Company

The Company is scheduled to apply for newly listing (by way of technical listing) of the shares of the Holding Company to be newly incorporated to the Tokyo Stock Exchange Prime Market with the scheduled date of listing set on September 1, 2022. The Company will become a wholly-owned subsidiary of the Holding Company through the Share Transfer and the Company is scheduled to be delisted on August 30, 2022, prior to the listing of the Holding Company.

The delisting date is subject to change as this date is determined pursuant to the rules of the Tokyo Stock Exchange.

　　3. Outline of the company to be newly incorporated through the share transfer (wholly-owning parent company to be incorporated through the share transfer (the Holding Company)) (Tentative)

(1) Trade name	PICKLES HOLDINGS CO., LTD.
(2) Location of head office	7-8, Higashisumiyoshi, Tokorozawa, Saitama
(3) Name and title of representative	Naoji Kageyama President and Representative Director
(4) Business	Management and administration of group companies, etc. and operations incidental or related thereto
(5) Share capital	JPY 100,000,000
(6) Date of incorporation	September 1, 2022
(7) Number of issued shares	12,858,430 shares
(8) Fiscal year end	End of February
(9) Net assets	Not yet determined
(10) Total assets	Not yet determined

　　4. Outline of accounting treatment of the Share Transfer

As the Share Transfer falls under a “transaction under common control” in terms of corporate accounting, this will not affect profit and loss.

7. Notes to Non-consolidated Financial Statements

1. Notes Regarding Changes in Important Accounting Policies

(1) Basis and method for valuation of assets

(i) Subsidiaries and associates	Cost method based on the moving average method

(ii) Available-for-sale securities

・With market value	Fair value method based on market value as of the day of fiscal year end (with the entire amount of valuation differences inserted directly into net assets, and the cost of sales calculated using the moving average method)
・Without market value	Cost method based on the moving average method

(iii) Inventories

・Products, finished goods, raw materials and work in process	Cost method based on first in first out method (with book value written down as profitability declines)
・Supplies	Last purchase cost method (book value written down as profitability declines)

(2) Depreciation method for non-current assets

(i) Property, plant and equipment (excluding leased assets)

The declining balance method is applied. However, the straight-line method is applied for buildings (excluding facilities) acquired on or after April 1, 1998, and for facilities attached to buildings and for structures acquired on or after April 1, 2016. The major durable life is as follows:

Buildings: 6-50 years

Machinery, equipment 8-10 years

(ii) Intangible assets (excluding leased assets)	The straight-line method is applied. The straight-line method based on expected accessible period for internal use (5 years) is applied for software.

(iii) Leased assets

・Leased assets related to finance lease transactions with the right of ownership transferred

The depreciation method is the same as that applied for owned non-current assets.

・Leased assets related to finance lease transactions with the right of ownership not transferred

The straight-line method is applied using the lease term as service life and a residual value of zero.

(3) Recognition criteria for provisions

(i) Allowance for doubtful accounts	To make allowances for the non-payment of receivables, for general receivables the historical default rate is used, and receivables designated as potentially irrecoverable is determined using actual default rates on an individual claim basis, and an allowance is made for the amount deemed irrecoverable.
(ii) Provision for bonuses	To make provisions for the payment of bonuses to employees, an allowance for this fiscal year is recorded based on the expected amount of payment.
(iii) Provision for retirement benefits

To make allowances for the payment of retirement benefits to employees, this is recorded based on the amount of projected retirement benefit liabilities as of the end of this fiscal year.

A simplified method is used whereas required payment for voluntary retirement at end of period related to retirement benefits is treated as retirement benefit liabilities.

(4) Other basic policies and items for the preparation of non-consolidated financial statements

Accounting treatment for consumption taxes:	National and local consumption taxes are accounted for using the tax exclusion method.

2. Notes Regarding Changes of Presentation

“Accounting Standards Regarding Disclosure of Accounting Estimates” (Company Accounting Standards No. 31 as of March 31, 2020) are applicable from this fiscal year, and the notes regarding accounting estimates are included in the non-consolidated financial statements.

3. Notes Regarding Accounting Estimates

The accounting estimates are rationally calculated pursuant to information available as of the preparation of the non-consolidated financial statements. Items for which accounting estimates were included in the non-consolidated financial statements for this fiscal year and that may have an impact on the non-consolidated financial statements for subsequent fiscal years are as follows:

(1) Impairment of non-current assets

(i) Carrying amount

Property, plant and equipment	JPY 11,560 million
Impairment losses	-

(ii) Other information to aid in understanding changes in accounting estimates for users of non-consolidated financial statements

Same as the “Notes Regarding Accounting Estimates” included in the Notes to Consolidated Financial Statements. Thus, please refer to the Notes.

(2) Accounting estimates regarding the effects of COVID-19

Same as the “Notes Regarding Accounting Estimates” included in the Notes to Consolidated Financial Statements. Thus, please refer to the Notes.

4. Notes Regarding Balance Sheet

(1) Pledged assets

Buildings	JPY 263 million
Land	JPY 3,177 million
Total	JPY 3,441million

The above properties are pledged assets for the long-term borrowings amounting to JPY 475 million payable within a year and the long-term borrowings amounting to JPY 379 million.

(2) Accumulated depreciation of property, plant and equipment	JPY 8,173 million

(3) Monetary claims and obligations to subsidiaries and associates (excluding items presented separately) are as follows:

(i) Short-term monetary claims	JPY 271 million
(ii) Short-term monetary obligations	JPY 476 million

(4) Tax purpose reduction entry due to acceptance of national subsidies deducted from purchase of property, plant and equipment

Machinery and equipment	JPY 21 million

5. Notes Regarding Profit and Loss Statements

Amount of transactions with subsidiaries and associates

(i) Sales	JPY 735 million
(ii) Purchase of goods	JPY 2,848 million
(iii) Amount of transactions from transactions other than operating transactions	JPY 249 million

6. Notes Regarding Non-consolidated Statement of Changes in Equity

Matters regarding number of treasury shares

Class of shares	Number of shares at beginning of fiscal year	Number of increased shares in fiscal year	Number of decreased shares in fiscal year	Number of shares at end of fiscal year
Common shares	293 shares	477 shares	- shares	770 shares

(Outline of reasons of change)

Increase due to stock split	385 shares
Increase due to purchase of less than one unit share	92 shares

7. Notes Regarding Tax Effect Accounting

Breakdown of deferred tax assets and deferred tax liabilities for each main cause

(Deferred tax assets)

Provision for bonuses	JPY 32 million
Accrued business tax	JPY 26 million
Provision for retirement benefits	JPY 144 million
Excess depreciation	JPY 85 million
Accrued bonuses payable for directors (and other officers)	JPY 26 million
Long-term accounts payable – other (retirement benefits for directors (and other officers))	JPY 14 million
Stock acquisition rights	JPY 57 million
Investment securities	JPY 27 million
Shares of subsidiaries and associates	JPY 79 million
Allowance for doubtful accounts	JPY 87 million
Asset retirement obligations	JPY 65 million
Other	JPY 15 million
Deferred tax assets - Subtotal -	JPY 663 million
Valuation allowance	(JPY 196 million)
Total deferred tax assets	JPY 466 million

(Deferred tax liabilities)

Valuation difference on available-for-sale securities	(JPY 30 million)
Retirement expenses corresponding to asset retirement obligations	(JPY 55 million)
Total deferred tax liabilities	(JPY 85 million)
Net deferred tax assets	JPY 380 million

8. Notes Regarding Transactions with Related Parties

(1) Subsidiaries

Category	Name of company	Share capital or investment (JPY million)	Details of business or occupation	Voting rights ownership (owned) ratio (%)	Relationship		Transaction contents	Transaction amount (JPY million)	Description	Ending balance (JPY million)
					Con-current officers	Business relationship
Subsidiary	Yawataya Co., Ltd.	40	Manufacture of pickled vegetables	Ownership Direct 100.0	5 officers	Real estate lease	Rental income	21	―	―
Subsidiary	PICKLES CORPORA-TION SAPPORO	60	Manufacture of lightly-pickled vegetables	Ownership Direct 100.0	4 officers	Loans, real estate lease	Loan recovery	(116)	Long-term loans receivable from subsidiaries and associates	200
							Interest income	0	-	-
							Amount of Reversal of allowance for doubtful accounts	58	Allowance for doubtful accounts	200
							Rental income	36	-	-
Subsidiary	PICKLES CORPORA-TION KANSAI	20	Manufacture of lightly-pickled vegetables	Ownership Direct 100.0	4 officers	Loans, real estate lease	Loan recovery	(378)	Long-term loans receivable from subsidiaries and associates	-
							Interest income	0	-	-
							Rental income	31	-	-
Subsidiary	PICKLES CORPORA-TION NISHI-NIHON	50	Manufacture of lightly-pickled vegetables	Ownership Direct 100.0	4 officers	Loans, real estate lease	Loan recovery	(71)	Long-term loans receivable from subsidiaries and associates	-
							Interest income	0	-	-
							Rental income	57	-	-
Subsidiary	Food Label Sales Co., Ltd.	20	Sale of pickled vegetables	Ownership Indirect 100.0	3 officers	Loans, real estate lease	Loan recovery	(25)	Long-term loans receivable from subsidiaries and associates	-
							Interest income	0	-	-
Subsidiary	Tegara Shokuhin Co., Ltd.	60	Manufacture of lightly-pickled vegetables	Ownership Direct 100.0	4 officers	Loans, real estate lease	Loan recovery	(150)	Long-term loans receivable from subsidiaries and associates	502
							Interest income	2	-	-

(Notes) 1. Transaction amounts, long-term loans receivable from subsidiaries and associates and allowance for doubtful accounts do not include consumption taxes.

2. Transaction terms and policy for determination of transaction terms

Rental income is determined by negotiation while taking into account the recent market price.

Interest rate for loans are determined by negotiation while taking into account the market rate. No collaterals are established.

(2) Officers and individual shareholders

Category	Name of company	Share capital or investment (JPY million)	Detail of business or occupation	Voting rights ownership (owned) ratio (%)	Relationship		Transaction contents	Transaction amount (JPY million)	Description	Ending balance (JPY million)
					Con-current officers	Business relationship
Companies where officers and their close relatives own the majority of the voting rights	Yuwaeru Co., Ltd. (Note 1)	424	Manufacture and sales of Food	Ownership Direct 2.9	1 officer	-	-	-	Investment securities	90
							-	-	allowance for investment loss	(89)
	No-nin-ji (Note 2)	-	Religious corporation	-	-	Real estate lease	Rental expense	8	-	-
							-	-	Leasehold deposits	20

(Notes)	1.	Yuwaeru Co., Ltd. is a company that Mr. Yoshitaka Ogino owns a majority of voting rights (including indirect ownership). Mr. Ogino serves as president and representative director. Since Mr. Ogino resigned from his office as director of the Company on July 27, 2021, the transaction amount is described until his resignation date, and the share capital and the ending balance are described as of his resignation date.
	2.	A close relative of the Company director, Yoriko Hagino, is the representative officer who substantially controls No-nin-ji.
3.	Transaction terms and policy for determination of transaction terms are as follows.

Payments of rent and leasehold deposits are determined by negotiation pursuant to recent actual transactions.

9. Notes Regarding Per Share Information

（1）Net assets per share	JPY 1,091.98
（2）Net profit per share	JPY 106.20

The Company conducted a 2 for 1 stock split for its common shares on September 1, 2021. Accompanying this stock split, net profit per share is calculated on the assumption that this stock split was conducted at the beginning of this fiscal year.

10. Notes Regarding Subsequent Material Events

Transition to a holding company structure through sole share transfer

Same as the “Notes Regarding Significant Subsequent Events” included in the Notes to Consolidated Financial Statements. Thus, please refer to the Notes.